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                                                                   EXHIBIT 24(c)





                          LONG ISLAND LIGHTING COMPANY


       I, HERBERT M. LEIMAN, Assistant Corporate Secretary of LONG ISLAND LIGHTING COMPANY (the "Company"), a New York corporation, DO HEREBY CERTIFY that annexed hereto is a true, correct and complete copy of a resolution adopted at a meeting of the Executive Committee of the Board of Directors of the Company duly called and held on December 15, 1993 at which meeting a quorum was present and acting throughout.
       AND I DO FURTHER CERTIFY that the foregoing resolution has not been in any way amended, annulled, rescinded or revoked and that the same is still in full force and effect.
       WITNESS my hand and the seal of the Company this 28th day of   March
1994.


                                             HERBERT M. LEIMAN
                                        -----------------------------
                                             HERBERT M. LEIMAN
                                        Assistant Corporate Secretary


(Corporate Seal)
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                         LONG ISLAND LIGHTING COMPANY

       (Resolution adopted December 15, 199 by the Board of Directors)



       "RESOLVED, that, with respect to

               (a) certain of the Company's indebtedness, the principal amount of which aggregates $600,000,000, maturing in 1994 (the "Maturing Securities"), consisting of the Company's First Mortgage Bonds, Series N, 4.5/8% in the principal amount of $25,000,000 due June 1, 1994, its Debentures, 10.25% Series due June 15, 1994 in the principal amounts of $400,000,000 and its Debentures, 11.75% due November 15, 1994 in the principal amount of $175,000,000, and

               (b) certain of the Company's indebtedness, the principal amount of which aggregates $35,058,000, becoming callable on June 15, 1994 (the "Callable Securities"), consisting of the Company's Debentures, 11.375% Series due June 15, 2019 in the principal amount of $4,513,000 and its Debentures, 10.875% due June 15, 1999 in the principal amount of $30,545,000, and

               (c) the Company's requirements, from time to time, for funds for working capital and other corporate purposes,

the proper officers of the Company (acting individually, separately or jointly, as required) are authorized to take all necessary actions to issue debt securities or common stock (collectively, the "New Securities") including, by way of illustration and not by way of limitation, the following actions:

               (1) determine from time to time the principal amount of New Securities to be sold and issued, in the aggregate, however, not to exceed $650,000,000, all or any part of which may be either secured or unsecured debt, but not more than $200,000,000 of which may be tax-exempt and not more than $150,000,000 of which may be common stock;

               (2) negotiate, as appropriate, the interest rates and the stated dividends of, and the consideration for, the New Securities, the fixing and approval of which by this Board shall be evidenced by the execution of the relevant contract or contracts among the Company, the investment banks, the commercial banks, the underwriters or the purchasers, as the case may be;

               (3) file one or more petitions and any amendments with the Public Service Commission of the State of New York;
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        (4)  determine whether the Order or Orders of the PSC relating to the
New Securities contain any provisions unacceptable to the Company;

        (5) refinance the Maturing Securities and the Callable Securities with the proceeds from the sale of the New Securities or, if the New Securities have been sold to provide funds for working capital or other corporate purposes, to so apply the proceeds;

        (6) enter into a new indenture, if appropriate, for debt securities and appoint the trustee of and agents under such indenture;

        (7) enter into one or more supplemental indentures to the new indenture, the existing Debenture Indentures, the Indenture of Mortgage and Deed of Trust dated as of September 1, 1951 (the "First Mortgage") or the General and Refunding Indenture (the "G&R Mortgage") and appoint agents under any such indenture;

        (8) replace the trustee of either of the Company's existing Debenture Indentures, its First Mortgage or its G&R Mortgage;

        (9) cancel and restore, from time to time as necessary, any retired shares to the status of authorized but unissued shares of this Company;

       (10) file one or more Registration Statements and any amendments with the Securities and Exchange Commission;

       (11) appoint attorneys-in-fact to act on behalf of any of the officers of the Company or on behalf of the Company;

       (12) determine the compensation to be paid to the investment banks, commercial banks or underwriters for arranging the sale of the New Securities;

       (13) redeem (or purchase in lieu of redemption) any and all of the Maturing Securities or Callable Securities; if in part, determine whether such redemption such be pro rata or by lot and, if by lot, the manner of such redemption; and take, in connection with any redemptions, at the appropriate time, in accordance with criteria established by the Public Service Commission of the State of New York, all necessary steps required to complete such redemptions;

       (14) issue any notices of maturity or redemption that may be appropriate or required;
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         (15)  take all actions necessary or desirable under the Securities or
    Blue Sky Laws of the various states relating to the New Securities;

         (16) if appropriate, list the New Securities on the New York Stock Exchange or any other national securities exchange;

         (17) prepare, execute (manually or by facsimile) and deliver all instruments and documents required to refinance the indebtedness, the execution of which shall be evidence of the approval of this Board;

         (18) take all actions required to evidence the authorization or approval of this Board of any instrument or document and the adoption by this Board of the forms of any resolutions requested by any entity, instrument or otherwise, if (a) in the opinion of such officers and of the General Counsel or an Assistant General Counsel to the Company the adoption of such resolutions are necessary or advisable and (b) the Secretary or an Assistant Secretary of the Company inserts in the minutes of a meeting of the Board of Directors or of the Executive Committee of the Board of Directors copies of such resolutions which shall then be deemed to have been adopted by this Board with the same force and effect as if presented to this meeting; and

         (19) take any and all actions as they may deem necessary or desirable in order to carry out the intent and purposes of this resolution; and


any action taken and any instrument or document prepared, executed, delivered or filed by the officers prior to the adoption of this resolution to accomplish any of the actions authorized by this resolution is ratified, confirmed and approved."